December 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated December 19, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in International Equities

GS Finance Corp.

$9,417,000 Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the iShares® MSCI Emerging Markets ETF (ETF) as measured from the pricing date to and including the valuation date.

The return on your Trigger PLUS is linked to the performance of the ETF, and not to that of the index on which the ETF is based.

If the final ETF price is greater than the initial ETF price, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor multiplied by the ETF percent increase, subject to the maximum payment at maturity. If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the trigger price, you will receive the principal amount of your Trigger PLUS. However, if the final ETF price is less than the trigger price, you will lose a significant portion or all of your investment.

The Trigger PLUS are for investors who seek the potential to earn 150.00% of any positive return of the underlying ETF, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the trigger price.

FINAL TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	iShares® MSCI Emerging Markets ETF (current Bloomberg symbol: “EEM UP Equity”)
Index:	with respect to the underlying ETF, the index tracked by such underlying ETF.
Principal amount:

$9,417,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	December 19, 2025
Original issue date:	December 24, 2025
Valuation date:	December 19, 2028, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	December 22, 2028, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final ETF price is greater than the initial ETF price, $1,000 + leveraged upside payment, subject to the maximum payment at maturity;
•
if the final ETF price is equal to or less than the initial ETF price, but greater than or equal to the trigger price, $1,000; or
•
if the final ETF price is less than the trigger price, $1,000 × ETF performance factor

Leveraged upside payment:	$1,000 × leverage factor × ETF percent increase
Leverage factor :	150.00%
Maximum payment at maturity:	$1,355 per Trigger PLUS (135.50% of the stated principal amount)
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	$53.72, which is the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date, subject to adjustment as described in the accompanying general terms supplement
Trigger price:	$42.976, which is 80.00% of the initial ETF price
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	40058WHW9 / US40058WHW91
Underwriter:	Goldman Sachs & Co. LLC
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the Trigger PLUS will not be listed on any securities exchange or interdealer quotation system
Estimated value:	approximately $942 per Trigger PLUS. See page PS-3 for more information.
Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	3.00% ($282,510 in total)*	97.00% ($9,134,490 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $30.00 for each Trigger PLUS it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each Trigger PLUS as a structuring fee.

Your investment in the Trigger PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 21,249 dated December 19, 2025.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the Trigger PLUS we sell initially. We may decide to sell additional Trigger PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in Trigger PLUS will depend in part on the issue price you pay for such Trigger PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the Trigger PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a Trigger PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Trigger PLUS

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $942 per $1,000 principal amount, which is less than the original issue price. The value of your Trigger PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Trigger PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Trigger PLUS at the time of pricing, plus an additional amount (initially equal to $58 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Trigger PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through June 18, 2027, as described below). On and after June 19, 2027, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market) will equal approximately the then-current estimated value of your Trigger PLUS determined by reference to such pricing models.

With respect to the $58 initial additional amount:

•
$28 will decline to zero on a straight-line basis from the time of pricing through June 18, 2027; and
•
$30 will decline to zero on a straight-line basis from January 19, 2026 through February 1, 2026.

December 2025

About Your Trigger PLUS

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your Trigger PLUS and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,744 dated October 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

We refer to the Trigger PLUS we are offering by this pricing supplement as the “offered Trigger PLUS” or the “Trigger PLUS”. Each of the offered Trigger PLUS has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “index stock issuer(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “underlying stock issuer(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The Trigger PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The Trigger PLUS will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Price of iShares® MSCI Emerging Markets ETF due December 22, 2028 (the “Trigger PLUS”) can be used:

•
As an alternative to direct exposure to the underlying ETF that enhances returns for a limited range of positive performance of the underlying ETF, subject to the maximum payment at maturity.
•
To potentially outperform the underlying ETF with respect to moderate increases in the underlying ETF from the initial ETF price to the final ETF price.
•
To provide limited protection against a loss of principal in the event of a decline of the underlying ETF from the initial ETF price to the final ETF price but only if the final ETF price is greater than or equal to the trigger price.

However, you will not receive dividends on the stocks comprising the underlying ETF (the “underlying ETF stocks”) or any interest payments on your Trigger PLUS.

If the final ETF price is less than the trigger price, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying ETF from the initial ETF price to the final ETF price.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to a limited range of positive performance of the underlying ETF. In exchange for enhanced performance of 150.00% of the appreciation of the underlying ETF, investors forgo performance above the maximum payment at maturity. At maturity, if the underlying ETF has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity. If the underlying ETF has not appreciated in value or has depreciated in value, but the final ETF price is greater than or equal to the trigger price, investors will receive the stated principal amount of their investment. However, if the underlying ETF has depreciated in value and the final ETF price is less than the trigger price, investors will lose 1.00% for every 1.00% decline in the ETF price from the pricing date to the valuation date of the Trigger PLUS. Under these circumstances, the payment at maturity will be at least 20.00% less than the stated principal amount, will represent a loss of more than 20.00% and could be zero. Investors will not receive dividends on the underlying ETF stocks or any interest payments on the Trigger PLUS and investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance Up to a Cap

The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying ETF, within a limited range of positive performance. However, investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the Trigger PLUS.

Trigger Feature

At maturity, even if the underlying ETF has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final ETF price is greater than or equal to the trigger price.

Upside Scenario

The underlying ETF increases in price. In this case, you receive a full return of principal as well as 150.00% of the increase in the price of the underlying ETF, subject to the maximum payment at maturity. For example, if the final ETF price is 10% greater than the initial ETF price, the Trigger PLUS will provide a total return of 15% at maturity.

Par Scenario

The final ETF price is less than or equal to the initial ETF price but is greater than or equal to the trigger price. In this case, you receive the stated principal amount of $1,000 at maturity even if the underlying ETF has depreciated.

Downside Scenario

The underlying ETF declines in price and the final ETF price is less than the trigger price. In this case, you receive significantly less than the stated principal amount by an amount proportionate to the decline in the price of the underlying ETF to the valuation date of the Trigger PLUS. For example, if the final ETF price is 40.00% less than the initial ETF price, the Trigger PLUS will provide at maturity a loss of 40.00% of principal. In this case, you receive $600.00 per Trigger PLUS, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered Trigger PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Trigger PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Trigger PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying ETF over the life of your Trigger PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Trigger PLUS, tax liabilities could affect the after-tax rate of return on your Trigger PLUS to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	150.00%
Trigger price:	80.00% of the initial ETF price
Maximum payment at maturity:	$1,355 per Trigger PLUS (135.50% of the stated principal amount)

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final ETF price is greater than the initial ETF price, the investor would receive the $1,000 stated principal amount plus 150.00% of the appreciation of the underlying ETF from the pricing date to the valuation date of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, the investor will realize the maximum payment at maturity at a final ETF price of approximately 123.667% of the initial ETF price.
▪
If the underlying ETF appreciates 10.00%, the investor would receive a 15.00% return, or $1,150 per Trigger PLUS.
▪
If the underlying ETF appreciates 80.00%, the investor would receive only the maximum payment at maturity of $1,355 per Trigger PLUS, or 135.50% of the stated principal amount.
▪
Par Scenario. If the final ETF price is less than or equal to the initial ETF price but is greater than or equal to the trigger price, the investor would receive the $1,000 stated principal amount per Trigger PLUS.
▪
If the underlying ETF depreciates 10.00%, investors will receive the $1,000 stated principal amount per Trigger PLUS.
▪
Downside Scenario. If the final ETF price is less than the trigger price, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1.00% loss of principal for each

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

1.00% decline in the underlying ETF. Under these circumstances, the payment at maturity will be at least 20.00% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.
▪
If the underlying ETF depreciates 40.00%, the investor would lose 40.00% of the investor’s principal and receive only $600.00 per Trigger PLUS at maturity, or 60.00% of the stated principal amount.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a Trigger PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered Trigger PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Trigger PLUS, based on the corresponding hypothetical final ETF price and the assumptions noted above.

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
250.000%	135.500%
175.000%	135.500%
123.667%	135.500%
120.000%	130.000%
110.000%	115.000%
105.000%	107.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
79.999%	79.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

As shown in the table above:

•
If the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be 25.000% of the stated principal amount of your Trigger PLUS. As a result, if you purchased your Trigger PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Trigger PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final ETF price were determined to be 250.000% of the initial ETF price, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be limited to the maximum payment at maturity, or 135.500% of each $1,000 principal amount of your Trigger PLUS. As a result, if you held your Trigger PLUS to the stated maturity date, you would not benefit from any increase in the final ETF price over approximately 123.667% of the initial ETF price.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Trigger PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the Trigger PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Trigger PLUS Do Not Bear Interest

You will not receive any interest payments on your Trigger PLUS. As a result, even if the payment at maturity payable for your Trigger PLUS on the stated maturity date exceeds the stated principal amount of your Trigger PLUS, the overall return you earn on your Trigger PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Trigger PLUS

You can lose your entire investment in the Trigger PLUS. The cash payment on your Trigger PLUS, if any, on the stated maturity date will be based on the performance of the underlying ETF as measured from the initial ETF price set on the pricing date to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the trigger price, you will lose a significant portion of your investment, equivalent to 1.00% of the stated principal amount of your Trigger PLUS for every 1.00% decline in the ETF price over the term of the Trigger PLUS. Thus, you may lose your entire investment in the Trigger PLUS.

Also, the market price of your Trigger PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Trigger PLUS. Consequently, if you sell your Trigger PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Trigger PLUS.

The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF

If the final ETF price is less than the trigger price, you will lose all or a substantial portion of your investment in the Trigger PLUS. This means that while a decrease in the final ETF price to the trigger price will not result in a loss of principal on the Trigger PLUS, a decrease in the final ETF price to less than the trigger price will result in a loss of a significant portion of the stated principal amount of the Trigger PLUS despite only a small incremental change in the price of the underlying ETF.

The Return on Your Trigger PLUS Will Be Limited

Your ability to participate in any change in the price of the underlying ETF over the life of your Trigger PLUS will be limited because of the maximum payment at maturity. The maximum payment at maturity will limit the payment at maturity you may receive for each of your Trigger PLUS, no matter how much the price of the underlying ETF may rise over the life of your Trigger PLUS. Although the leverage factor provides 150.00% exposure to any increase in the final ETF price over the initial ETF price, because the payment at maturity will be limited to 135.50% of the stated principal amount per Trigger PLUS, any increase in the final ETF price over the initial ETF price by more than approximately 23.667% of the initial ETF price will not further increase the return on the Trigger PLUS. Accordingly, the amount payable for each of your Trigger PLUS may be significantly less than it would have been had you invested directly in the underlying ETF.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Trigger PLUS will be based on the performance of the underlying ETF, the payment of any amount due on the Trigger PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Trigger PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS. The Trigger PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Trigger PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS, to pay all amounts due on the Trigger PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

The original issue price for your Trigger PLUS exceeds the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Trigger PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Trigger PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Trigger PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Trigger PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Trigger PLUS”. Thereafter, if GS&Co. buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Trigger PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Trigger PLUS.

In estimating the value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Trigger PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Trigger PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Trigger PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Trigger PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Trigger PLUS.

In addition to the factors discussed above, the value and quoted price of your Trigger PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Trigger PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Trigger PLUS, including the price you may receive for your Trigger PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Trigger PLUS (and subject to the declining excess amount described above).

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Trigger PLUS. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

The Amount Payable on Your Trigger PLUS Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date

The final ETF price will be based on the closing price of the underlying ETF on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing price of the underlying ETF dropped precipitously on the valuation date, the payment at maturity for your Trigger PLUS may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlying ETF prior to such drop in the price of the underlying ETF. Although the actual price of the underlying ETF on the stated maturity date or at other times during the life of your Trigger PLUS may be higher than the final ETF price, you will not benefit from the closing price of the underlying ETF at any time other than on the valuation date.

The Market Value of Your Trigger PLUS May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your Trigger PLUS, we mean the value that you could receive for your Trigger PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Trigger PLUS, including:

•
the price of the underlying ETF;
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the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
•
the dividend rates of the underlying ETF stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;
•
interest rates and yield rates in the market;
•
the time remaining until your Trigger PLUS mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your Trigger PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in Trigger PLUS with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your Trigger PLUS before maturity, including the price you may receive for your Trigger PLUS in any market making transaction. If you sell your Trigger PLUS before maturity, you may receive less than the principal amount of your Trigger PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered Trigger PLUS or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your Trigger PLUS will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

on any of the underlying ETF stocks by the ETF stock issuers or the shares of the underlying ETF. See “—Investing in the Trigger PLUS Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

Investing in the Trigger PLUS Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your Trigger PLUS is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your Trigger PLUS will have any rights with respect to the underlying ETF stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of the underlying ETF or the underlying ETF stocks. Your Trigger PLUS will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Trigger PLUS subsequent to the date of this pricing supplement. The issue price of the Trigger PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will Be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Trigger PLUS. If you purchase Trigger PLUS at a price that differs from the stated principal amount of the Trigger PLUS, then the return on your investment in such Trigger PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Trigger PLUS purchased at stated principal amount. If you purchase your Trigger PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Trigger PLUS will be lower than it would have been had you purchased the Trigger PLUS at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the Trigger PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the Trigger PLUS. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your Trigger PLUS, the underlying stocks or other similar securities, which may adversely impact the market for or value of your Trigger PLUS.

Additional Risks Related to the Underlying ETF

The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Payment at Maturity on Your Trigger PLUS and Their Market Value

The underlying ETF’s investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the underlying ETF, including those concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF and, therefore, the payment at maturity, if any, on your Trigger PLUS on the stated maturity date. The payment at maturity and the market value of your Trigger PLUS could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your Trigger PLUS.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF on the valuation date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” in the accompanying general terms supplement.

In addition, the publisher of the underlying ETF’s index owns the index and is responsible for the design and maintenance of the index. The policies of the publisher of the underlying ETF’s index concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the level of the index and, consequently, could affect the market price of shares of the underlying ETF and, therefore, the amount payable on your Trigger PLUS and their market value.

There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the underlying ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to its index. The underlying ETF investment advisor invests in securities included in, or representative of, its index regardless of their investment merits. The underlying ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the underlying ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the underlying ETF’s total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the underlying ETF is subject to listing standards adopted by the securities exchange on which the underlying ETF is listed for trading. There can be no assurance that the underlying ETF will continue to meet the applicable listing requirements, or that the underlying ETF will not be delisted.

The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index

The underlying ETF may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, which is the divergence of the underlying ETF’s performance from that of the index.

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and the index. Finally, because the shares of the underlying ETF are traded on an exchange

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of the index. Consequently, the return on the Trigger PLUS will not be the same as investing directly in the underlying ETF’s index, the underlying ETF stocks or in the stocks comprising the index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities Markets

The value of your Trigger PLUS is linked to an underlying ETF which holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the underlying ETF is not traded, the value of the securities underlying the underlying ETF may change on days when shareholders will not be able to purchase or sell shares of the underlying ETF. This could result in premiums or discounts to the underlying ETF’s net asset value that may be greater than those experienced by an underlying ETF that does not hold foreign assets.

The countries whose markets are represented by the underlying ETF include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlying ETF investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlying ETF.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying ETF with underlying ETF stocks from one or more foreign securities markets and could negatively affect your investment in the Trigger PLUS in a variety of ways, depending on the nature of such government regulatory action and the underlying ETF stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying ETF stocks that are currently included in an underlying ETF or that in the future are included in an underlying ETF, such underlying ETF stocks may be removed from an underlying ETF. If government regulatory action results in the removal of underlying ETF stocks that have (or historically have had) significant weight in an underlying ETF, such removal could have a material and negative effect on the value of such underlying ETF and, therefore, your investment in the Trigger PLUS. Similarly, if underlying ETF stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying ETF, the value of the Trigger PLUS could be materially and negatively affected, and transactions in, or holdings of, the Trigger PLUS may become prohibited under United States law. Any failure to remove such underlying ETF stocks from an underlying ETF could result in the loss of a significant portion or all of your investment in the Trigger PLUS, including if you attempt to divest the Trigger PLUS at a time when the value of the Trigger PLUS has declined.

Your Investment in the Trigger PLUS Will Be Subject to Foreign Currency Exchange Rate Risk

The underlying ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the underlying ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the underlying ETF may not increase even if the non-dollar value of the asset held by the underlying ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your Trigger PLUS. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

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existing and expected rates of inflation;
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existing and expected interest rate levels;
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the balance of payments among countries;
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the extent of government surpluses or deficits in the relevant foreign country and the United States; and
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other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the Trigger PLUS and value of the underlying ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

Even Though Currencies Trade Around-The-Clock, Your Trigger PLUS Will Not

Your Trigger PLUS are linked to an underlying ETF that holds assets denominated in non-U.S. dollar currencies. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your Trigger PLUS, if any trading market develops, will not conform to the hours during which the currencies in which the underlying ETF is denominated or in which the underlying ETF stocks trade. Significant price and rate movements may

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your Trigger PLUS. The possibility of these movements should be taken into account in relating the value of your Trigger PLUS to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the price of the underlying ETF used to calculate the amount payable on your Trigger PLUS. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Risks Related to Tax

Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Trigger PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your Trigger PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Trigger PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Trigger PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Trigger PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Trigger PLUS in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, or maturity of your Trigger PLUS, could be collected via withholding. If these regulations were to apply to the Trigger PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the Trigger PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Trigger PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Trigger PLUS, your Trigger PLUS will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes.

Your Trigger PLUS May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your Trigger PLUS. If your Trigger PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Trigger PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Trigger PLUS.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Trigger PLUS.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying ETF

The shares of the iShares® MSCI Emerging Markets ETF (the “underlying ETF”) are issued by iShares, Inc. (the “trust”), a registered investment company.

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The underlying ETF is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the MSCI Emerging Markets Index (the “Underlying Index”). The fund underlying index is designed to measure equity market performance in the global emerging markets.
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The return on your Trigger PLUS is linked to the performance of the underlying ETF, and not to that of the fund underlying index on which the underlying ETF is based. The performance of the underlying ETF may significantly diverge from that of its index.
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The underlying ETF’s investment advisor is BlackRock Fund Advisors.
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The underlying ETF’s shares trade on the NYSE Arca under the ticker symbol “EEM”.
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The trust’s SEC CIK Number is 0000930667.
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The underlying ETF’s inception date was April 7, 2003.

Where Information About the Underlying ETF Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the underlying ETF (including its fees, the top ten holdings and weights, sector weights and country weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlying ETF’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlying ETF From the Trust’s Publicly Available Information

This pricing supplement relates only to your Trigger PLUS and does not relate to the underlying ETF. We have derived all information about the underlying ETF in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying ETF in connection with the offering of your Trigger PLUS. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying ETF — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying ETF could affect the value you will receive at maturity and, therefore, the market value of your Trigger PLUS.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlying ETF. As an investor in a Trigger PLUS, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a Trigger PLUS.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Closing Prices of the Underlying ETF

The closing price of the underlying ETF has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your Trigger PLUS.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in you receiving an amount greater than the outstanding principal amount of your Trigger PLUS on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the Trigger PLUS and, given the recent volatility described above, you should pay particular attention to recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the Trigger PLUS, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2020, 2021, 2022, 2023, 2024 and 2025 (through December 19, 2025). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the iShares® MSCI Emerging Markets ETF

	High	Low	Period End
2020
Quarter ended March 31	$46.30	$30.61	$34.13
Quarter ended June 30	$41.19	$32.67	$39.99
Quarter ended September 30	$45.55	$40.44	$44.09
Quarter ended December 31	$51.70	$43.99	$51.67

2021
Quarter ended March 31	$57.96	$51.68	$53.34
Quarter ended June 30	$56.09	$52.01	$55.15
Quarter ended September 30	$54.84	$49.50	$50.38
Quarter ended December 31	$52.50	$47.44	$48.85

2022
Quarter ended March 31	$50.85	$41.54	$45.15
Quarter ended June 30	$46.71	$39.40	$40.10
Quarter ended September 30	$41.05	$34.88	$34.88
Quarter ended December 31	$39.54	$33.93	$37.90

2023
Quarter ended March 31	$42.50	$37.27	$39.46
Quarter ended June 30	$41.02	$38.19	$39.56
Quarter ended September 30	$41.95	$37.76	$37.95
Quarter ended December 31	$40.30	$36.53	$40.21

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
2024
Quarter ended March 31	$41.36	$37.68	$41.08
Quarter ended June 30	$43.79	$39.71	$42.59
Quarter ended September 30	$46.70	$40.42	$45.86
Quarter ended December 31	$47.36	$41.82	$41.82

2025
Quarter ended March 31	$45.34	$40.81	$43.70
Quarter ended June 30	$48.28	$38.52	$48.24
Quarter ended September 30	$53.40	$48.07	$53.40
Quarter ending December 31 (through December 19, 2025)	$56.01	$51.94	$53.72

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2020 through December 19, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the price of most equity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® MSCI Emerging Markets ETF

Closing Level
60
50
40
30
20
10
0
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your Trigger PLUS should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your Trigger PLUS are uncertain. You will be obligated pursuant to the terms of your Trigger PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Trigger PLUS for all tax purposes as pre-paid derivative contracts in respect of the underlying ETF, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the Trigger PLUS for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your Trigger PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Trigger PLUS.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your Trigger PLUS. If your Trigger PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Trigger PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Trigger PLUS.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your Trigger PLUS are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your Trigger PLUS could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Trigger PLUS will generally be subject to the FATCA withholding rules.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Trigger PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the Trigger PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $30.00 for each Trigger PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each Trigger PLUS as a structuring fee. The costs included in the original issue price of the Trigger PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of Trigger PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of the Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the Trigger PLUS against payment therefor in New York, New York on December 24, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Trigger PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the Trigger PLUS.

December 2025

GS Finance Corp. Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 22, 2028 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Validity of the Trigger PLUS and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the Trigger PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., such Trigger PLUS have been authenticated by the trustee pursuant to the indenture, and such Trigger PLUS have been delivered against payment as contemplated herein, (a) such Trigger PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such Trigger PLUS will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

December 2025